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Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002
(In thousands, except share and per share data)

	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$19,806	$12,201
Trade receivables (including related parties of $795 and $250), net of allowance for doubtful accounts of $4,749 and $3,728	49,518	49,022
Assets held for sale	34,683	4,482
Prepaid expenses and other current assets (including related parties of $1,650 and $972)	5,823	4,928
Deferred taxes	—	4,000

Total current assets	109,830	74,633
Property and equipment, net	170,624	180,835
Intangible assets subject to amortization, net	144,903	167,365
Intangible assets not subject to amortization	862,670	749,510
Goodwill	379,545	379,545
Other assets (including related parties of $277 and $340)	19,396	21,593

	$1,686,968	$1,573,481

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$1,191	$1,376
Advances payable, related parties	118	118
Accounts payable and accrued expenses (including related parties of $2,261 and $1,772)	26,568	25,863
Liabilities held for assignment	—	3,378

Total current liabilities	27,877	30,735
Notes payable, less current maturities	376,424	304,502
Other long-term liabilities	397	93
Deferred taxes	124,000	122,187

Total liabilities	528,698	457,517

Commitments and contingencies
Series A mandatorily redeemable convertible preferred stock, $0.0001 par value, 11,000,000 shares authorized; shares issued and outstanding 2003 and 2002 5,865,102 (liquidation value of $118,865 and $109,553)	112,269	100,921

Stockholders' equity
Preferred stock, $0.0001 par value, 39,000,000 shares authorized; shares issued and outstanding Series U convertible preferred stock, 2003 369,266; 2002 none	—	—
Class A common stock, $0.0001 par value, 260,000,000 shares authorized; shares issued and outstanding 2003 59,434,048; 2002 70,450,367	6	7
Class B common stock, $0.0001 par value, 40,000,000 shares authorized; shares issued and outstanding 2003 and 2002 27,678,533	3	3
Class C common stock, $0.0001 par value, 25,000,000 shares authorized; shares issued and outstanding 2003 none; 2002 21,983,392	—	2
Additional paid-in capital	1,182,978	1,143,782
Deferred compensation	—	(846)
Accumulated deficit	(136,986)	(127,905)

	1,046,001	1,015,043
Treasury stock, Class A common stock, $0.0001 par value, 2003 and 2002 5,101 shares	—	—

Total stockholders' equity	1,046,001	1,015,043

	$1,686,968	$1,573,481

ENTRAVISION COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2003, 2002 and 2001
(In thousands, except share and per share data)

	2003	2002	2001
Net revenue (including related parties of $1,219, $1,229, and $1,519)	$237,956	$218,450	$189,049

Expenses:
Direct operating expenses (including related parties of $11,560, $10,926 and $5,555)	106,961	100,324	86,792
Selling, general and administrative expenses	50,091	45,823	39,526
Corporate expenses (including related party reimbursements of $2,000, $0 and $0)	14,298	15,300	14,190
Loss (gain) on sale of assets	945	707	(4,975)
Non-cash stock-based compensation (includes direct operating of $113, $299 and $299; selling, general and administrative of $149, $397 and $397; and corporate of $920, $2,246 and $2,547)	1,182	2,942	3,243
Depreciation and amortization (includes direct operating of $37,088, $33,774 and $72,334; selling, general and administrative of $5,128, $5,219 and $43,521; and corporate of $1,468, $1,656 and $2,982)	43,684	40,649	118,837

	217,161	205,745	257,613

Operating income (loss)	20,795	12,705	(68,564)
Interest expense	(26,892)	(24,913)	(22,253)
Interest income	145	150	1,281

Loss before income taxes	(5,952)	(12,058)	(89,536)
Income tax benefit (expense)	(968)	122	22,999

Loss before equity in net earnings of nonconsolidated affiliates	(6,920)	(11,936)	(66,537)
Equity in net earnings of nonconsolidated affiliates	316	213	27

Loss before discontinued operations	(6,604)	(11,723)	(66,510)
Gain on disposal of discontinued operations, net of tax $6,300, $0 and $0	9,346	—	—
Income (loss) from discontinued operations, net of tax $(13), $32 and $0	(475)	1,078	715

Net income (loss)	2,267	(10,645)	(65,795)
Accretion of preferred stock redemption value	(11,348)	(10,201)	(10,117)

Net loss applicable to common stockholders	$(9,081)	$(20,846)	$(75,912)

Net loss per share from continuing operations applicable to common stockholders	$(0.16)	$(0.18)	$(0.67)
Net income per share from discontinued operations	0.08	0.01	0.01

Net loss per share, basic and diluted	$(0.08)	$(0.18)	$(0.66)

Weighted average common shares outstanding, basic and diluted	112,611,511	119,110,908	115,223,005

ENTRAVISION COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2003, 2002 and 2001
(In thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$2,267	$(10,645)	$(65,795)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,684	40,649	118,837
Deferred income taxes	5,813	(377)	(23,749)
Amortization of debt issue costs	2,104	4,771	1,318
Amortization of syndication contracts	555	536	1,090
Equity in net earnings of nonconsolidated affiliates	(316)	(213)	(27)
Non-cash stock-based compensation	1,182	2,942	3,243
(Gain) loss on sale of media properties and other assets	(8,401)	707	(4,977)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Increase in accounts receivable	(485)	(4,360)	(6,569)
Increase in prepaid expenses and other assets	(7,466)	(1,914)	(4,186)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,078	3,301	(8,175)
Effect of discontinued operations	493	(134)	927

Net cash provided by operating activities	40,508	35,263	11,937
Cash flows from investing activities:
Proceeds from sale of discontinued operations, land and equipment	18,348	1,372	10,086
Purchases of property and equipment and intangibles	(122,853)	(128,559)	(73,753)

Net cash used in investing activities	(104,505)	(127,187)	(63,667)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,021	3,269	4,079
Principal payments on notes payable	(31,571)	(208,453)	(2,524)
Proceeds from borrowing on notes payable	103,000	299,011	—
Payments of deferred debt and offering costs	(848)	(8,038)	—

Net cash provided by financing activities	71,602	85,789	1,555

Net increase (decrease) in cash and cash equivalents	7,605	(6,135)	(50,175)
Cash and cash equivalents:
Beginning	12,201	18,336	68,511

Ending	$19,806	$12,201	$18,336

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$24,787	$15,132	$17,556

Income taxes	$1,699	$1,879	$750

Supplemental disclosures of non-cash investing and financing activities:
Property and equipment acquired under capital lease obligations and included in accounts payable	$942	$270	$261
Note receivable from disposal of discontinued operations	$1,900	$—	$—
Issuance of Class A common shares for:
Partial payment for Big City Radio stations	$37,785	$—	$—
Repayment of note payable and related accrued interest payable	$—	$40,641	$—
Purchase accounting adjustments for deferred taxes	$—	$13,136	$4,968
Tax benefit of exercise of options granted in business combinations	$23	$1,190	$1,036

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  Exhibit 99.1